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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

STRATTEC SECURITY CORPORATION

(Name of Registrant as Specified In Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD
MILWAUKEE, WISCONSIN 53209

Notice of Annual Meeting of Shareholders

      The Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Corporation”), will be held at the Manchester East Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 5, 2004, at 8:00 a.m. local time, for the following purposes:

      1. To elect one director, to serve for a three-year term.

      2. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their Annual Meeting.

By order of the Board of Directors

Milwaukee, Wisconsin

August 26, 2004

PATRICK J. HANSEN,
Secretary

      Shareholders of record at the close of business on August 17, 2004 are entitled to vote at the meeting. Your vote is important to ensure that a majority of the stock is represented. Please complete, sign and date the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the meeting in person. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROPOSAL 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K
SHAREHOLDER PROPOSALS
OTHER MATTERS

STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD
MILWAUKEE, WISCONSIN 53209

Proxy Statement for the 2004 Annual Meeting of Shareholders

to Be Held on October 5, 2004

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of STRATTEC SECURITY CORPORATION of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 5, 2004 and any adjournments thereof. Only shareholders of record at the close of business on August 17, 2004 will be entitled to notice of and to vote at the meeting. There will be no presentation regarding the Company’s operations at the Annual Meeting of Shareholders. The only matters to be discussed are matters set forth in the Proxy Statement for the 2004 Annual Meeting of Shareholders and such other matters as are properly raised at the Annual Meeting.

      The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified in the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the Corporation, the shares represented thereby will be voted in FAVOR of the election of the director listed in the enclosed proxy.

      Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by employees of the Corporation, without additional compensation therefor, by telephone, by facsimile or in person. Only shareholders of record at the close of business on August 17, 2004 will be entitled to notice of and to vote at the meeting. On the record date, the Corporation had outstanding 3,786,118 shares of Common Stock entitled to one vote per share.

      A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. The election of the director requires the affirmative vote of a plurality of the shares represented at the meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement and will not count toward the determination of whether such director is elected. The Inspector of Election appointed by the Board of Directors will count the votes and ballots.

      The Corporation’s principal executive offices are located at 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. It is expected that this Proxy Statement and the form of Proxy will be mailed to shareholders on or about August 26, 2004.

PROPOSAL 1: ELECTION OF DIRECTORS

      It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominee in the following table to serve as a director. The Board of Directors of the Corporation is divided into three classes, with the term of office of each class ending in successive years. One director is to be elected at the Annual Meeting, to serve for a term of three years expiring in 2007, and four directors will continue to serve for the terms designated in the following schedule. As indicated below, the individual nominated by the Board of Directors is an incumbent director. The Corporation anticipates that the nominee listed in this Proxy Statement will be a candidate when the election is held. However, if for any reason the nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Corporation (except where a proxy withholds authority with respect to the election of directors).

Board of Directors Recommendation

      The Board of Directors recommends that shareholders vote in FAVOR of the election of Frank J. Krejci as a director of the Company.

		Director
Name, Principal Occupation for Past Five Years and Directorships	Age	Since

Nominees for election at the Annual Meeting (Class of 2007):
FRANK J. KREJCI	54	1995
President of Wisconsin Furniture, LLC (a manufacturer of custom furniture) since June 1996.
Incumbent Directors (Class of 2005):
MICHAEL J. KOSS	50	1995
President and Chief Executive Officer of Koss Corporation (manufacturer and marketer of high fidelity stereophones for the international consumer electronics market) since 1989. Director of Koss Corporation
JOHN G. CAHILL	47	1995
President and Chief Operating Officer of the Corporation since February 1999. Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Corporation from February 1995 to February 1999.
Incumbent Directors (Class of 2006):
HAROLD M. STRATTON II	56	1994
Chairman of the Board and Chief Executive Officer of the Corporation since February 1999. President and Chief Executive Officer of the Corporation from February 1995 to February 1999. Director and a member of the Compensation Committee of Smith Investment Company and a director of Twin Disc Inc.
ROBERT FEITLER	73	1995
Chairman of the Executive Committee of the Board of Directors of Weyco Group, Inc. (manufacturer, purchaser and distributor of men’s footwear) since April 1996. Director of Weyco Group, Inc.

Directors’ Meetings and Committees

      The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held five meetings in fiscal 2004, and all of the directors attended all of the meetings of the Board of Directors and the committees thereof on which they served.

      The Board’s Audit Committee is comprised of Messrs. Koss (Chairman), Feitler and Krejci. The Audit Committee is responsible for assisting the Board of Directors with oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent registered auditor’s qualifications and independence and (4) the performance of the Corporation’s internal accounting function and independent auditors. The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held two meetings in fiscal 2004.

      The Board’s Compensation Committee is comprised of Messrs. Feitler (Chairman), Koss and Krejci. The Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, reviews the compensation and benefits of senior managers and makes appropriate recommendations to the Board of Directors, administers the Corporation’s Economic Value Added Plan for Executive Officers and Senior Managers, administers the Corporation’s Stock Incentive Plan and prepares on an annual basis a report on executive compensation. The Compensation Committee met one time during fiscal 2004.

      The Board’s Nominating and Corporate Governance Committee is comprised of Messrs. Krejci (Chairman), Koss and Feitler. The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors by identifying individuals qualified to become members of the Board of Directors and its committees, recommending to the Board of Directors nominees for the annual meeting of shareholders, developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Corporation and assisting the Board of Directors in assessing director performance and the effectiveness of the Board of Directors. The Nominating and Corporate Governance Committee was formed and its members were appointed on February 10, 2004.

Corporate Governance Matters

      The Corporation is committed to maintaining high standards of corporate governance which are intended to serve the long-term interests of the Corporation and its shareholders. The Board of Directors has adopted Corporate Governance Guidelines which can be found on the Corporation’s website at www.strattec.com.

Director Independence

      On February 10, 2004, the Corporation’s Board of Directors reviewed the independence of its directors under the applicable standards of the Nasdaq Stock Market. Based on this review, the Board of Directors determined that each of Robert Feitler, Frank J. Krejci and Michael J. Koss is independent under those standards. These independent directors constitute a majority of the directors of the Corporation.

Director Nominations

      The Corporation has a standing Nominating and Corporate Governance Committee. The Corporation has placed a current copy of the charter of the Nominating and Corporate Governance Committee on its web

site located at www.strattec.com. Based on the review described under “Director Independence,” the Board of Directors has determined that each member of the Nomination and Corporate Governance Committee is independent under the applicable standards of the Nasdaq Stock Market.

      The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of the Corporation’s Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of the Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. The Corporation may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Corporation. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous fiscal year’s annual meeting of shareholders.

      The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on the Corporation’s Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Communications between Shareholders and the Board of Directors

      The Corporation has placed on its web site located at www.strattec.com a description of the procedures for shareholders to communicate with the Board of Directors, a description of the Corporation’s policy for its directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of shareholders.

Code of Business Ethics

      The Corporation has adopted a Code of Business Ethics that applies to all of the Corporation’s employees, including the Corporation’s principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on the Corporation’s corporate web site which is located at www.strattec.com. The Corporation also intends to disclose any amendments to, or waivers from, the Code of Business Ethics on its corporate web site.

Report of the Audit Committee

      The Audit Committee is comprised of three members of the Corporation’s Board of Directors. Based upon the review described above under “Director Independence,” the Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the Nasdaq Stock Market and the Securities and Exchange Commission (the “Commission”). The duties and responsibilities of the Audit Committee are set forth in the Corporation’s Audit Committee Charter, which was amended and restated by the Board of Directors in May 2003. The full text of the Audit Committee’s amended and restated Charter was attached as Appendix A to the Corporation’s Proxy Statement filed in connection with the 2003 Annual Meeting of the Shareholders.

      The Audit Committee has:

•	reviewed and discussed the Corporation’s audited financial statements for the fiscal year ended June 27, 2004, with the Corporation’s management and with the Corporation’s independent registered auditors;

•	discussed with the Corporation’s independent registered auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and

•	received and discussed the written disclosures and the letter from the Corporation’s independent registered auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees) and has discussed with its independent registered auditors its independence.

      Based on such review and discussions with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 27, 2004, for filing with the Commission.

AUDIT COMMITTEE:
Michael J. Koss — Chairman
Robert Feitler
Frank J. Krejci

Fees of Independent Auditors

      Audit Fees. During the fiscal year ended June 27, 2004, Grant Thornton LLP billed the Corporation $96,500 in fees for professional services rendered for the audit of the Corporation’s financial statements and review of the interim financial statements in the Corporation’s Quarterly Reports on Form 10-Q and $11,000 in fees for professional services rendered for statutory and regulatory agency audits. During the fiscal year ended June 29, 2003, Deloitte & Touche LLP billed the Corporation $81,700 in fees for professional services rendered for the audit of the Corporation’s financial statements and review of the interim financial statements in the Corporation’s Quarterly Reports on Form 10-Q and $36,000 in fees for professional services rendered for statutory and regulatory agency audits.

      Audit — Related Fees. During the fiscal year ended June 27, 2004, Grant Thornton LLP did not render any professional services to the Corporation for audit-related services. During the fiscal year ended June 29, 2003, Deloitte & Touche LLP billed the Corporation $12,000 for professional services rendered to the Corporation for attest-related services and accounting consultation.

      Tax Fees. Grant Thornton LLP billed the Corporation $4,000 in fees for tax services rendered to the Corporation for the fiscal year ended June 27, 2004. Deloitte & Touche LLP billed the Corporation $80,000 in fees for tax services rendered to the Corporation for the fiscal year ended June 29, 2003.

      All Other Fees. Neither Grant Thornton LLP nor Deloitte & Touche LLP billed the Corporation for any other professional services rendered to the Corporation during the fiscal years ended June 27, 2004 and June 29, 2003.

      The Audit Committee of the Board of Directors of the Corporation considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Grant Thornton LLP, and previously, of Deloitte & Touche LLP.

      The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Corporation’s independent registered auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

      Since the effective date of the Commission rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of the Corporation’s independent registered auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

      The Board of Directors, upon recommendation of the Audit Committee, will select the Corporation’s independent registered auditors for the 2005 fiscal year. It is expected that a representative of Grant Thornton LLP will be present at the annual meeting and will have the opportunity to make a statement if she desires to do so and will be available to respond to appropriate questions.

Audit Committee Financial Expert

      The Corporation’s Board of Directors has determined that one of the members of the Audit Committee, Michael J. Koss, qualifies as an “audit committee financial expert” as defined by the rules of the Commission based on his work experience and duties as the Chief Financial Officer and Chief Executive Officer of Koss Corporation.

Information Regarding Change of Auditors

      On September 15, 2003, the Corporation dismissed Deloitte & Touche LLP as its independent public accountants and appointed Grant Thornton LLP as its new independent accountants. The decision to dismiss Deloitte & Touche LLP and to retain Grant Thornton LLP was approved by the Corporation’s Audit Committee on September 15, 2003. Deloitte & Touche LLP’s reports on the Corporation’s consolidated financial statements for the fiscal years ended June 29, 2003 and June 30, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation’s fiscal years ended June 29, 2003 and June 30, 2002 and through September 15, 2003, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Corporation’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Commission Regulation S-K.

      During the Corporation’s fiscal years ended June 29, 2003 and June 30, 2002 and through September 15, 2003, the Corporation did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Commission Regulation S-K.

Compensation of Directors

      Each nonemployee director of the Corporation receives an annual retainer fee of $8,000, a fee of $750 for each Board meeting attended and a fee of $500 for each committee meeting attended. Effective June 30, 1997, the Corporation implemented an Economic Value Added Plan for Non-Employee Members of the Board of Directors (the “Director EVA* Plan”). The purpose of the Director EVA Plan is to maximize long-term shareholder value by providing incentive compensation to nonemployee directors in a form which relates the financial reward to an increase in the value of the Corporation to its shareholders and to enhance the Corporation’s ability to attract and retain outstanding individuals to serve as nonemployee directors of the Corporation. The Director EVA Plan provides for the payment of a potential cash bonus to each nonemployee director equal to the product of (a) 40% of the director’s retainer and meeting fees for the fiscal year, multiplied by (b) a Company Performance Factor. In general, the Company Performance Factor is determined by reference to the financial performance of the Corporation relative to a targeted cash-based return on capital, which is intended to approximate the Corporation’s weighted cost of capital (which was 11% for fiscal 2004). For fiscal 2004, Messrs. Feitler, Koss and Krejci each received a bonus of $11,448 pursuant to the Director EVA Plan.

*	EVA is a registered trademark of Stern, Stewart & Co.

Executive Officers

      The following table sets forth the name, age, current position and principal occupation and employment during the past five years of the executive officers of the Corporation who are not directors:

Name	Age	Current Position	Other Positions

Patrick J. Hansen	45	Vice President, Chief Financial Officer, Treasurer and Secretary since February 1999.	Corporate Controller from February 1995 to February 1999.
Milan R. Bundalo	53	Vice President — Materials since May 2003.	Director of Materials from October 1995 to May 2003.
Donald J. Harrod	60	Vice President — Engineering and Program Development since May 2003.	Vice President — Engineering since November 1998.
Kathryn E. Scherbarth	48	Vice President — Milwaukee Operations since May 2003.	Plant Manager from February 1996 to May 2003.

SECURITY OWNERSHIP

      The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of July 31, 2004 by (i) each director and named executive officer (as defined below), (ii) all directors and executive officers as a group, and (iii) each person or other entity known by the Corporation to beneficially own more than 5% of the outstanding Common Stock.

			Nature of Beneficial Ownership

	Total Number		Sole	Sole	Shared	Shared	Sole
	Of Shares		Voting and	Voting or	Voting and	Voting or	Voting
	Beneficially	Percent	Investment	Investment	Investment	Investment	Power
Name of Beneficial Owner	Owned(1)	of Class	Power	Power	Power	Power	Only(2)

FMR Corp.(3)	529,145	13.8%	9,400	519,745	—	—	—
PRIMECAP Management Company(4)	405,560	10.6%	185,560	220,000	—	—	—
Royce & Associates(5)	379,940	9.9%	379,940	—	—	—	—
T. Rowe Price(6)	578,200	15.1%	90,400	487,800	—	—	—
Vanguard Horizon Funds(7)	220,000	5.7%	—	220,000	—	—	—
John G. Cahill	20,647	*	486	—	—	—	11
Robert Feitler	15,000	*	15,000	—	—	—	—
Michael J. Koss	1,000	*	1,000	—	—	—	—
Frank Krejci	440	*	440	—	—	—	—
Harold M. Stratton II(8)	114,149	3.0%	40,743	—	10,100	1,069	22
Patrick J. Hansen	4,380	*	—	—	—	—	—
Donald J. Harrod	5,300	*	—	—	—	—	—
Kris Pfaehler	0	*	—	—	—	—	—
All directors and executive officers as a group (10 persons)	172,526	4.5%	57,669	—	10,100	1,069	33

*	Less than 1%.

(1)	Includes the rights of the following persons to acquire shares pursuant to the exercise of currently vested stock options or pursuant to stock options exercisable within 60 days of July 31, 2004: Mr. Cahill — 20,150 shares; Mr. Stratton — 62,215 shares; Mr. Hansen — 4,380 shares; Mr. Harrod — 5,300 shares; and all directors and executive officers as a group – 103,655 shares.

(2)	All shares are held in the Employee Savings and Investment Plan Trust.

(3)	FMR Corp. (“FMR”), 82 Devonshire Street, Boston, Massachusetts 02109, filed a Schedule 13G dated February 12, 1999, as amended by a Schedule 13G/ A dated February 14, 2000, a Schedule 13G/ A dated March 10, 2000, a Schedule 13G/ A dated February 14, 2001, a Schedule 13G/ A dated February 14, 2002, a Schedule 13G/ A dated February 14, 2003 and a Schedule 13G/ A dated February 16, 2004, reporting that as of December 31, 2003, it was the beneficial owner of 529,145 shares of Common Stock. The shares of Common Stock beneficially owned by FMR include 9,400 shares as to which FMR has sole voting power and 529,145 shares as to which FMR has sole investment power. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 519,745 shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity’s ownership of an investment company, the Fidelity

Low Priced Stock Fund, comprised the entire 519,745 shares. Fidelity Management Trust Company (“FMT”), a wholly owned subsidiary of FMR, is the beneficial owner of 9,400 shares as a result of its serving as investment manager. Edward C. Johnson, the Chairman of FMR, by virtue of his position with FMR has the sole power to vote or direct the voting of the shares deemed owned by Fidelity and the sole power to direct the disposition of the shares deemed owned by FMT.

(4)	PRIMECAP Management Company (“PRIMECAP”), 225 South Lake Avenue, Suite 400, Pasadena, California 91101-3005, filed a Schedule 13G dated June 17, 1999, as amended by a Schedule 13G/ A dated April 7, 2000, a Schedule 13G/ A dated March 9, 2001 and a Schedule 13G/ A dated August 31, 2002, reporting that as of August 31, 2002, it was the beneficial owner of 405,560 shares of Common Stock. The shares of Common Stock beneficially owned by PRIMECAP include 185,560 shares as to which PRIMECAP has sole voting power and 405,560 shares as to which PRIMECAP has sole investment power.

(5)	Royce & Associates, LLC, 1414 Avenue of the Americas, New York, New York 10019, filed a Schedule 13G dated February 5, 2003, as amended by a Schedule 13G/ A dated March 28, 2003, a Schedule 13G/ A dated February 6, 2004, and a Schedule 13G/ A dated March 8, 2004, reporting that as of February 29, 2004, it was the beneficial owner of 379,940 shares of Common Stock, with sole voting and investment power as to all of such shares.

(6)	T. Rowe Price Associates, Inc. and on behalf of T. Rowe Price Small-Cap Fund, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G/ A dated February 9, 2000, as amended by a Schedule 13G/ A dated April 7, 2000, a Schedule 13G/ A dated February 12, 2001, a Schedule 13G/ A dated February 14, 2002, a Schedule 13G/ A dated February 14, 2003 and a Schedule 13G/ A dated February 13, 2004, reporting that as of December 31, 2003, T. Rowe Price was the beneficial owner of 578,200 shares of Common Stock. The shares of Common Stock beneficially owned by T. Rowe Price include 90,400 shares as to which T. Rowe Price has sole voting power and 578,200 shares as to which T. Rowe Price has sole investment power.

(7)	Vanguard Horizon Funds, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, filed a Schedule 13G dated February 13, 2002, as amended by a Schedule 13G/ A dated February 11, 2003 and a Schedule 13G/ A dated February 3, 2004, reporting that as of December 31, 2003, it was the beneficial owner of 220,000 shares of Common Stock, with sole voting power as to all of such shares.

(8)	Includes 10,100 shares held in trusts as to which Mr. Stratton is co-trustee and beneficiary, 169 shares owned by Mr. Stratton’s spouse, 1,479 shares as to which Mr. Stratton is custodian on behalf of his children and 900 shares as to which Mr. Stratton’s brother is custodian on behalf of his children.

      The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors and executive officers, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file with the Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of the Corporation’s equity securities on Form 4 or 5. The rules promulgated by the Commission under section 16(a) of the Exchange Act require those persons to furnish the Corporation with copies of all reports filed with the Commission pursuant to section 16(a). Based solely upon a review of such forms actually furnished to the Corporation, and written representations of certain of the Corporation’s directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% shareholders have filed with the Commission on a timely basis all reports required to be filed under section 16(a) of the Exchange Act, except that Mr. Stratton filed a Form 4 report on May 12, 2004 reporting a transaction occurring on May 3, 2004.

PERFORMANCE GRAPH

      The chart below shows a comparison of the cumulative return since June 25, 1999 had $100 been invested at the close of business on June 25, 1999 in each of the Common Stock, the Nasdaq Composite Index (all issuers), and the Dow Jones U.S. Auto Parts Index.

CUMULATIVE TOTAL RETURN COMPARISON*

The Corporation versus Published Indices
(Nasdaq Composite Index and the Dow Jones U.S. Auto Parts Index)

			Dow Jones U.S. Auto Parts
	The Corporation**	Nasdaq Composite Index	Index

6/25/99	100.00	100.00	100.00
6/30/00	90.00	155.00	76.00
6/29/01	96.00	85.00	93.00
6/28/02	154.00	57.00	102.00
6/27/03	147.00	64.00	90.00
6/25/04	188.00	79.00	119.00

*	Total return assumes reinvestment of dividends.

**	The closing price of the Common Stock on June 25, 1999 was $36.00, the closing price on June 30, 2000 was $32.50, the closing price on June 29, 2001 was $34.72, the closing price on June 28, 2002 was $55.32, the closing price on June 27, 2003 was $52.87 and the closing price on June 25, 2004 was $67.57.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Corporation’s Compensation Committee (the “Committee”), which is comprised of three outside directors of the Corporation, is responsible for considering and approving compensation arrangements for senior management of the Corporation, including the Corporation’s executive officers and the chief executive officer. Based on the review described under “Director Independence,” the Board has determined that each member of the Compensation Committee is independent under the applicable standards of the Nasdaq Stock Market. The objectives of the Committee in establishing compensation arrangements for senior management are to: (i) attract and retain key executives who are important to the continued success of the Corporation; and (ii) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

      The primary components of the Corporation’s executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) stock options.

      The Committee believes that:

•	The Corporation’s incentive plans provide strong incentives for management to increase shareholder value;

•	The Corporation’s pay levels are appropriately targeted to attract and retain key executives; and

•	The Corporation’s total compensation program is a cost-effective strategy to increase shareholder value.

Base Salaries

      Executive officers’ base salaries are reviewed annually by the Committee, based on level of responsibility and individual performance. It is the Corporation’s objective that base salary levels, in the aggregate, be at competitive salary levels. In fixing competitive base salary levels, the Committee used a survey of a broad group of domestic industrial organizations from all segments of industry. From this survey, the Committee determined a competitive salary level for fiscal 2004 for each executive officer position near the average derived from the survey for positions with similar responsibilities at companies with a similar level of sales, also taking into account additional factors such as the executive officer’s performance. Because the survey was based on industry-wide studies, the companies in the survey do not correspond to the companies that make up the Dow Jones U.S. Auto Parts Index, which is used by the Corporation as the published industry index for comparison in the Performance Graph on page 11.

Incentive Bonuses

      The Corporation maintains an Economic Value Added (“EVA”) Plan for Executive Officers and Senior Managers (the “EVA Plan”), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of the Corporation to its shareholders. In general, EVA is the net operating profit after cash basis taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the Corporation’s capital. The Corporation believes that EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

      For fiscal 2004, the amount of bonus which a participant was entitled to earn was derived from a Company Performance Factor and from an Individual Performance Factor. The Company Performance

Factor was determined by reference to the financial performance by reference to the EVA financial performance of the Corporation relative to a targeted cash-based return on capital established by the Committee, which is intended to approximate the Corporation’s weighted cost of capital. The Individual Performance Factor was determined by reference to the level of attainment of certain quantifiable and non-quantifiable company or individual goals which contribute to increasing the value of the Corporation to its shareholders. Individual Target Incentive Awards under the EVA Plan range from 75% of base compensation for the Chairman of the Board and Chief Executive Officer to 35% of base compensation for other officers for fiscal 2004. The formula for calculating bonuses under the EVA Plan is: Base Salary × Target Incentive Award × (50% of the Company Performance Factor + 50% of the Individual Performance Factor). A portion of this bonus amount is subject to an at risk “Bonus Bank” described below. Mr. Stratton’s actual fiscal 2004 bonus payout equals 164% of his Target Incentive Award.

      The EVA Plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a “Bonus Bank” to ensure that significant EVA improvements are sustained before significant bonus awards are paid out. The Bonus Bank feature applies to those participants determined by the Committee to be “Executive Officers” under the EVA Plan. All of the named executive officers have been designated Executive Officers for fiscal 2004. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the Bonus Bank balance at the end of the year. Thus, significant EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. A Bonus Bank account is considered “at risk” in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus. The executive is not expected to repay negative balances. On termination of employment due to death, disability or retirement or by the Corporation without cause, any positive available balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executive officers who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive available balance. The executive is not expected to repay negative balances upon termination or retirement.

Stock Incentive Plan

      In 1994, the Corporation established the STRATTEC SECURITY CORPORATION Stock Incentive Plan (“Incentive Plan”), most recently amended as of May 20, 2003. The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of stock options and/or stock appreciation rights. During fiscal 2004, the Committee granted options to purchase Common Stock to the executives as shown in the Summary Compensation Table.

      On August 17, 2004, after publication of financial results for fiscal 2004, the Committee granted leveraged stock options (LSOs) to 12 key employees, including options to purchase 26,620 shares to Mr. Stratton, options to purchase 21,960 shares to Mr. Cahill, options to purchase 5,990 shares to Mr. Hansen and options to purchase 5,920 shares to Mr. Harrod, based on the amount of incentive bonus under the EVA Plan earned for fiscal 2004. The method of calculating the number of options granted to each executive, and the method of determining their exercise price, is set forth in the EVA Plan and Incentive Plan. These leveraged stock options have an exercise price of $76.70 per share and provide a form of option grant that simulates a stock purchase with 10:1 leverage. The number of leveraged options granted to Mr. Stratton for fiscal 2004 was determined in the manner described and was based on his incentive bonus for fiscal 2004.

      The maximum aggregate number of LSOs to be granted each year is 80,000. If the Total Bonus Payout under EVA produces more than 80,000 LSOs in any year, LSOs granted for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of any such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years.

Compensation of the Chief Executive Officer

      The compensation awarded to Mr. Stratton reflects the basic philosophy generally discussed above that compensation be based on Corporation and individual performance.

      The Committee determined Mr. Stratton’s base salary for fiscal 2004 based on the compensation survey and annual review described above. With respect to the EVA Plan and the Stock Incentive Plan, Mr. Stratton’s awards for fiscal 2004 were determined in the same manner as for all other participants in these plans.

COMPENSATION COMMITTEE:
Robert Feitler — Chairman
Michael J. Koss
Frank J. Krejci

EXECUTIVE COMPENSATION

Cash Compensation

      The table which follows sets forth certain information for the years indicated below concerning the compensation paid by the Corporation to the Corporation’s Chief Executive Officer and the four other most highly compensated executive officers in fiscal 2004 (collectively, the “named executive officers”):

Summary Compensation Table

				Long-Term Compensation

		Annual		Awards	Payouts
		Compensation(1)
Name and	Fiscal			Securities Underlying	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Options/SARs(#)(2)	Payouts($)(3)	Compensation($)

Harold M. Stratton II,	2004	317,520	297,675	26,620	93,088	6,817(4)
Chairman of the Board and	2003	312,684	293,141	25,490	66,285	6,564(4)
Chief Executive Officer	2002	286,588	268,676	24,760	44,904	5,686(4)

John G. Cahill,	2004	301,180	244,709	21,960	77,433	6,560(5)
President and Chief	2003	287,340	226,151	20,070	56,784	6,073(5)
Operating Officer	2002	262,508	213,283	19,940	39,268	5,543(5)

Patrick J. Hansen,	2004	161,583	70,693	5,990	17,187	6,413(6)
Vice President,	2003	149,333	65,333	5,460	11,698	5,935(6)
Chief Financial	2002	134,750	58,953	5,190	6,833	4,846(6)
Officer and Secretary

Donald J. Harrod,	2004	156,667	68,542	5,920	18,256	6,241(7)
Vice President — Engineering	2003	144,500	63,219	5,340	12,031	6,285(7)
and Program Development	2002	136,917	59,901	5,320	7,425	5,791(7)

Kris R. Pfaehler,	2004	163,083	71,349	—	13,419	5,226(9)
Vice President — Marketing	2003	157,917	69,089	5,400	7,001	5,432(9)
and Sales(8)	2002	89,250	37,922	2,990	0	2,358(9)

(1)	Represents amounts earned and paid with respect to each fiscal year.

(2)	For fiscal 2002, all amounts are leveraged stock options granted on August 20, 2002 based on executive performance for fiscal 2002. For fiscal 2003, all amounts are leveraged stock options granted on August 19, 2003 based on executive performance for fiscal 2003. For fiscal 2004, all amounts are leveraged stock options granted on August 17, 2004 based on executive performance for fiscal 2004.

(3)	Reflects the portion of EVA Plan bonus bank balance paid with respect to each fiscal year. See “Compensation Committee Report on Executive Compensation.”

(4)	For fiscal 2002, includes $5,272 in matching contributions to the Plan for the executive officer and includes $414 of taxable employer paid group term life insurance. For fiscal 2003, includes $5,935 in matching contributions to the Plan for the executive officer and includes $629 of taxable employer paid group term life insurance. For fiscal 2004, includes $6,000 in matching contributions to the Plan for the executive officer and includes $817 of taxable employer paid group term life insurance.

(5)	For fiscal 2002, includes $5,325 in matching contributions to the Plan for the executive officer and includes $218 of taxable employer paid group term life insurance. For fiscal 2003, includes $5,780 in matching contributions to the Plan for the executive officer and includes $293 of taxable employer paid group term life insurance. For fiscal 2004, includes $6,275 in matching contributions to the Plan for the executive officer and includes $285 of taxable employer paid group term life insurance.

(6)	For fiscal 2002, includes $4,666 in matching contributions to the Plan for the executive officer and includes $180 of taxable employer paid group term life insurance. For fiscal 2003, includes $5,740 in matching contributions to the Plan for the executive officer and includes $195 of taxable employer paid group term life insurance. For fiscal 2004, includes $6,173 in matching contributions to the Plan for the executive officer and includes $240 of taxable employer paid group term life insurance.

(7)	For fiscal 2002, includes $5,017 in matching contributions to the Plan for the executive officer and includes $774 of taxable employer paid group term life insurance. For fiscal 2003, includes $5,446 in matching contributions to the Plan for the executive officer and includes $839 of taxable employer paid group term life insurance. For fiscal 2004, includes $5,194 in matching contributions to the Plan for the executive officer and includes $1,047 of taxable employer paid group term life insurance.

(8)	Mr. Pfaehler was first employed by the Corporation during fiscal 2002 and his employment terminated on June 30, 2004.

(9)	For fiscal 2002, includes $2,231 in matching contributions to the Plan for the executive officer and includes $127 of taxable employer paid group term life insurance. For fiscal 2003, includes $5,094 in matching contributions to the Plan for the executive officer and includes $338 of taxable employer paid group term life insurance. For fiscal 2004, includes $4,941 in matching contributions to the Plan for the executive officer and includes $285 of taxable employer paid group term life insurance.

      As described in more detail in “Compensation Committee Report on Executive Compensation” above, the EVA Plan requires that any accrued bonus in excess of 125% of the target bonus award be added to the outstanding Bonus Bank balance for each executive officer and remain at risk. A negative bonus in any year is subtracted from the outstanding Bonus Bank balance. At the end of each year, 33% of the positive Bonus Bank balance is paid out. The amounts of the accrued bonus for fiscal 2004 that have been added to the Bonus Bank balance for the named executive officers are as follows:

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under
		Other Period	Nonstock Price-Based Plans
	Amounts	Until Maturation
Name	Banked($)	or Payout	Minimum($)	Maximum($)

Harold M. Stratton II	186,176	2005-2007	0	186,176
John G. Cahill	154,867	2005-2007	0	154,867
Patrick J. Hansen	34,373	2005-2007	0	34,373
Donald J. Harrod	36,512	2005-2007	0	36,512
Kris R. Pfaehler	0	2005-2007	0	0

Stock Options

      The Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock.

      The following tables set forth further information relating to stock options.

Option/ SAR Grants In Last Fiscal Year

					Potential
					Realizable Value
					at Assumed
					Annual Rates of
					Stock Price
	Number of	% of Total			Appreciation
	Securities	Options/SARs			for Option
	Underlying	Granted to	Exercise		Term($)(2)
	Options/SARs	Employees in	Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Date	5%	10%

Harold M. Stratton II	25,490	28.6%	61.68	August 19, 2008	135,728.69	583,001.54
John G. Cahill	20,070	22.6%	61.68	August 19, 2008	106,868.38	459,036.52
Patrick J. Hansen	5,460	6.1%	61.68	August 19, 2008	29,073.31	124,879.89
Donald J. Harrod	5,340	6.0%	61.68	August 19, 2008	28,434.34	122,135.28
Kris R. Pfaehler	5,400	6.1%	61.68	August 19, 2008	28,753.82	123,507.59

(1)	The foregoing options are exercisable beginning on the third anniversary of the date of grant and terminate on the fifth anniversary of the date of grant.

(2)	The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Common Stock.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values*

			Number of	Value of
			Securities Underlying	Unexercised In-the-Money
			Unexercised Options/SARs	Options/SARs
	Shares Acquired	Value	at Fiscal Year End (#)	at Fiscal Year End ($)
Name	on Exercise(#)	Realized ($)(1)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)

Harold M. Stratton II	56,250	2,008,878	48,595/63,870	1,989,238/673,892
John G. Cahill	36,273	738,208	—/ 60,160	—/743,193
Patrick J. Hansen	4,770	49,751	—/ 15,030	—/175,695
Donald J. Harrod	4,930	52,652	—/ 15,960	—/196,515
Kris R. Pfaehler	10,000	307,700	—/ 8,390	—/ 58,656

*	No SARs are outstanding. Options at fiscal year end exclude leveraged stock options granted on August 17, 2004, based on executive performance for fiscal 2004.

(1)	Value realized equals the market value of the common stock on the date of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise.

Retirement Plan and Supplemental Pension Plan

      The Corporation maintains a defined benefit retirement plan (the “Retirement Plan”) covering all executive officers and substantially all other employees in the United States. Under the Retirement Plan, nonbargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security (prorated if years of credited service are less than 30). Compensation under the Retirement Plan includes the compensation as shown in the Summary Compensation Table under the heading “Salary and Bonus,” subject to a maximum compensation amount set by law ($205,000 in 2004).

      Executive officers participate in a program which supplements benefits under the Retirement Plan. Under the Supplemental Executive Retirement Plan (the “Supplemental Pension Plan”), executive officers are provided with additional increments of (a) 0.50% of compensation (as limited under the Retirement Plan) per year of credited service over the benefits payable under the Retirement Plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the Retirement Plan dollar compensation limit per year of credited service.

      A Rabbi trust has been created for deposit of the aggregate present value of the benefits described above for executive officers.

      The following table shows total estimated annual benefits payable from the Retirement Plan and the Supplemental Pension Plan to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single life basis and adjusted for the projected Social Security offset:

	Annual Pension Payable for Life
Average Annual Compensation	After Specified Years of Credited Service
in Highest 5 of Last 10
Calendar Years of Service	10 Years	20 Years	30 Years	40 Years

$100,000	$17,500	$35,000	$52,500	$70,000*
150,000	28,000	56,000	84,000	105,000*
200,000	38,500	77,000	115,500	140,000*
250,000	49,000	98,000	147,000	175,000*
300,000	59,500	119,000	178,500	210,000*
350,000	70,000	140,000	210,000	245,000*
400,000	80,500	161,000	241,500	280,000*
450,000	91,000	182,000	273,000	315,000*
500,000	101,500	203,000	304,500	350,000*
550,000	112,000	224,000	336,000	385,000*
600,000	122,500	245,000	367,700	420,000*
650,000	133,000	266,000	399,000	455,000*
700,000	143,500	287,000	430,500	490,000*

*	Figures reduced to reflect the maximum limitation under the plans of 70% of compensation.

      The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by the

Corporation’s program will receive the full pension to which he would be entitled in the absence of such limitations.

Employment Agreements

      Each named executive officer of the Corporation has signed an employment agreement with the Company. The term of each agreement automatically extends for one year each June 30 unless either party gives 30 days’ notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. The Corporation agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of the Corporation in comparable positions.

Change of Control Employment Agreements

      Each executive officer of the Corporation has signed a change in control employment agreement which guarantees the employee continued employment following a “change in control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. The Corporation currently has such agreements with the five named executive officers. Such agreements become effective only upon a defined change in control of the Corporation, or if the employee’s employment is terminated upon, or in anticipation of such a change in control, and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for “cause” or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee’s annual salary and bonus and a “gross-up” payment which will, in general, effectively reimburse the employee for any amounts paid under federal excise taxes.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

      The Corporation is required to file an annual report, called a Form 10-K, with the Commission. A copy of Form 10-K for the fiscal year ended June 27, 2004 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Patrick J. Hansen, Office of the Corporate Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

SHAREHOLDER PROPOSALS

      Proposals which shareholders intend to present at the 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received at the Corporation’s principal offices in Milwaukee, Wisconsin no later than April 28, 2005 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after May 28, 2005 and the Corporation will not be required to present any such proposal at the 2005 Annual Meeting of Shareholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2005 Annual Meeting of Shareholders will have the right to exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

      The directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS
STRATTEC SECURITY CORPORATION

Patrick J. Hansen, Secretary

Milwaukee, Wisconsin

August 26, 2004

STRATTEC SECURITY CORPORATION
3333 West Good Hope Road
Milwaukee, WI 53209	proxy

STRATTEC SECURITY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Harold M. Stratton II and John G. Cahill, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION to be held on October 5, 2004 at 8:00 a.m., local time, at Manchester East Hotel, 7065 North Port Washington Road, Milwaukee, WI 53217, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

     Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTOR. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

See reverse for voting instructions.

Please detach here

STRATTEC SECURITY CORPORATION 2003 ANNUAL MEETING

1.	ELECTION OF DIRECTOR:(term expiring at the 2007 Annual Meeting)	01 Frank J. Krejci

☐	Vote FOR the nominee	☐	Vote WITHHELD from the nominee

(Instructions: To withhold authority to vote for the indicated nominiee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.

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If signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.